SCRIPT FOR
BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP
CONFERENCE CALL
JANUARY 15, 2010

OPERATOR:

Welcome to the conference call for Behringer Harvard Short-Term Opportunity Fund I LP.  Let me now introduce Stan Eigenbrodt, counsel for the Fund.

STAN EIGENBRODT:

Before we begin, please note that statements made during this call that are not historical may be deemed forward-looking statements.  Future events and actual results, financial or otherwise, may differ materially from events and results discussed in the forward-looking statements due to a variety of risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Please refer to Behringer Harvard Short-Term Opportunity Fund I LP’s filings with the Securities and Exchange Commission, specifically the annual report on Form 10-K for the year ended December 31, 2008 and the quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2009, for a detailed discussion of these risks and uncertainties.

It is also important to note that today’s call may include time sensitive information that may be accurate only as of the relevant date to which it relates.  Behringer Harvard Short-Term Opportunity Fund I LP assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

I will now turn the call over to Mr. Bob Aisner, the Chief Executive Officer and President of Behringer Harvard Advisors II LP, a general partner of Behringer Harvard Short-Term Opportunity Fund I LP.

BOB AISNER:

Thank you operator and thank you to everyone who has taken time to dial into this valuation conference call for Behringer Harvard Short-Term Opportunity Fund I LP.  With me today is Sam Gillespie, the Chief Operating Officer of the Fund’s advisor.  Sam will have some remarks later in this call.

As you know, this call is to discuss the new and revised per unit valuation of Behringer Harvard Short-Term Opportunity Fund I LP.  There are various circumstances that could cause a fund to provide an estimated value of its units, such as a fund requirement, or a desire to assist broker dealers and custodians with FINRA 09-09 and ERISA reporting requirements.  In this case, the Fund’s partnership agreement requires that beginning with the fiscal year ended December 31, 2009, the Fund’s general partners provide its limited partners annually an estimate of the amount a holder of limited partnership units would receive if the Fund properties were sold at their fair market values as of the close of the Fund’s fiscal year, and the proceeds from the sale of the properties (without reduction for selling expenses), together with other assets, were distributed in a liquidation of the Fund.

Before discussing the estimated valuation that has been established for the Fund and some specifics regarding financial performance, debt maturities, and specific asset reviews, I thought it might be helpful to give you a high-level review of recent economic indicators.

2008 and 2009 have been rough years for our economy, as you can all attest, as well as for the real estate industry, which is the ultimate reflection of the economy.  On the positive side, GDP in 2009 was virtually flat in the second quarter after being negative 6.4% in the first quarter, and recorded a recently revised 2.2% growth rate in the third quarter.  From a GDP growth point of view, we appear to be past the bottom of the recession.  Unfortunately, GDP growth does not necessarily imply job growth, and in fact job growth generally turns positive approximately 12 to 18 months after GDP turns positive.  The most recent figure pegged the national unemployment rate at just over 10% at the end of the third quarter, and if you count those people no longer searching for jobs, the figure is closer to 17%.  December’s job numbers, just released, showed a loss of 85,000.  Since employment peaked in 2007, our economy has lost more than 7.2 million jobs.  As we know, jobs are the key to office occupancy, hotel occupancy and consumer spending.  Consumer spending accounts for more than two thirds of GDP and until jobs return and the consumer feels confident and starts to spend, all real estate asset classes will remain weak.   We thus await the return to positive job growth with baited breath.

As an opportunity fund, we are owners of multiple classes of assets, so I’m going to provide a quick overview.  Office vacancy rates for both downtown and suburban offices have continued to climb.  The national vacancy rate as of the end of the third quarter, depending on the data source, indicates overall vacancy at 17%, with downtown vacancies at 14% and suburban vacancies at 19%.  Early forecasts show that the fourth quarter did not show any improvement.  Vacancy rates have climbed for eight consecutive quarters, and as job losses continue to mount, all indications are that these rates will continue to climb through 2010.

We believe that office occupancy is a lagging indicator in the economy.  Businesses reduce their space needs or give back space as the economy slows and are reluctant to expand until they are sure that the economy and their business are both in recovery.   PPR projects that office absorption will be a negative 229 million square feet from 2008 to 2010.  As Sam will discuss later, if there is a bright spot in our portfolio, it is the fact that Dallas and Texas have held up better than most parts of the country during this deep recession, and our office assets are in Dallas.

As a hotel owner, it is obvious that no single asset class has been hurt more than hotels.  This is likely due to the fact that success and stability of hotels are based upon both healthy consumer discretionary spending and corporate hospitality-based activity, both of which are obviously down significantly during recessionary times.  During the first nine months of 2009, the average occupancy rate of U.S. hotels dropped to 57%, which was down 10% from the same period in 2008.  Average revenue per available hotel room (which is the key tracking indicator in the hospitality industry) also was down 18% during the first nine months of 2009 when compared to the same period in 2008.

However, it is our opinion that several economic indicators suggest that the worst is over, and we expect hotel metrics to bounce along the bottom for the next few quarters before stabilizing and then slowly rebounding.  The people whose job it is to forecast hotel business trends—such as PricewaterhouseCoopers, PKF and Smith Travel Research—are forecasting that business will be relatively flat in 2010, in a range from down two to three percent to up two to three percent.

We expect continued price compression on our corporate negotiated rates in 2010 as large corporate clients press hotels to keep rates low for their business travelers.  Fortunately, the corporate price compression is being offset by small increases in advance bookings for group business and leisure travel.

Finally, as you all know, the residential real estate market has fallen off the proverbial cliff.  Our two condominium projects have a measurable weighting in this Fund.  As we have repeatedly reported, the Palomar condominiums have not sold as anticipated and we have started a rental program, to be more fully explained by Sam.   Fortunately, our Telluride condos are still under construction and we are hopeful they will hit the market as the world turns brighter.

While we have continued to deal with the operating deterioration brought about by the recession, debt market availability continues to be both limited and inefficient, and financing continues to top the list of the most pressing current challenges for the commercial real estate market.  Despite these concerns, we are pleased with our efforts to provide solutions to the debt in this Fund and Sam will provide you with the details.

As we sit here today, we believe there are signs that the economy may be bottoming out, or at least it is not getting worse as fast.  GDP growth has turned positive; the pace of job losses has lessened although we are still losing jobs each month; the housing market in many cities appears to have bottomed out with recent sales at higher prices, albeit well below the prices seen at the peak of the market; but the consumer is still bearish.  There may be green shoots showing, but we believe 2010 will be another demanding year.

In the wake of the deepest economic recession since the great depression, we have come to a time for valuing the units in this Fund.  As some of you may know, FINRA 09-09 does not stipulate a valuation methodology, but as I mentioned previously our partnership agreement requires us to value our units assuming that the assets are sold as of December 31, 2009.  Because of this, we have been forced to produce this number at a time when values are at or around the bottom.

Our partnership agreement also requires us to use an expert independent third party advisor in connection with this estimated valuation.  To comply with this requirement, we hired Robert A. Stanger & Co., Inc. to work with us on the valuation and have arrived at an estimated value of the units of $6.45.  To put this in perspective, you need to remember that we have already distributed $0.56 in special distributions because of the sale of several properties, and if this is added to the estimated value of $6.45, the result would be a total of $7.01.  Also, the Fund distributed an annual 3% distribution for almost 5-1/2 years from March 2004 until last summer.

Robert A. Stanger & Co., founded in 1978, is a nationally recognized investment banking firm specializing in real estate, REITs and direct participation programs such as the Fund.  As required by our partnership agreement, the general partner has obtained from Robert A. Stanger & Co. its opinion that this valuation is reasonable and was prepared in accordance with appropriate methods for valuing real estate.  I should note that as with any estimated valuation, this valuation is subject to a number of estimates, assumptions and limitations, which are discussed in detail in the Form 8-K we filed yesterday with the Securities and Exchange Commission regarding this valuation.

This estimated valuation, when taken together with the special distributions we have already made, represents approximately a 29% decrease on an unloaded basis from the initial unit price, and approximately an 18% decrease on a loaded basis.  In a world where mark to market real estate valuations are down 25-40% and the stock market and public real estate markets are still down 50% from peak, while we are not pleased with this current valuation, we do not believe it is outside of a range of reasonableness and good stewardship of the invested funds.

A couple of final comments before I turn this over to Sam to discuss the real estate assets specifically.  First, this valuation mandated the assumption that these assets be sold as of December 31, 2009.  We do not intend to sell these assets until we feel that it is the right time and that we can harvest increased value for our investors when prices normalize.  Second, Behringer Harvard Holdings, the Fund’s sponsor, has continued to support the assets of the Fund.

As you may remember, the original equity capitalization of the Fund was approximately $108 million.  As the market started to deteriorate and credit markets tightened, our sponsor lent us $7.5 million.  Our sponsor subsequently forgave that loan.  When the credit markets remained frozen, our sponsor created a credit facility that ultimately has a capacity of up to $40 million, of which the Fund has borrowed approximately $29 million.  Once again, in support of the Fund, our sponsor has decided as of December 31, 2009, to forgive an additional $15 million of the outstanding balance and approximately $500,000 in related interest.  Furthermore, you may remember that when we sold 4245 Central, our sponsor provided an additional subsidy of $1.7 million to ensure the sale provided a positive cash on cash return to the Fund.  In total, the sponsor has contributed, through loan forgiveness and subsidy, approximately $25 million which the sponsor will never recover.  This amount represents more than 20% of the Fund’s initial equity capitalization.  Behringer Harvard Holdings is proud of its support of the Fund during this difficult time.

Now let me turn the call over to Sam.

SAM GILLESPIE:

Thanks, Bob.  I also want to welcome all of you to the call.  I would first like to add my thoughts on the current real estate market.  We believe that 2010 will be marginally better than 2009, but office space and hotel room demand will still be tepid.  The financing market has bifurcated, with multi-family financing readily available through agencies such as Fannie Mae and Freddie Mac, while commercial credit remains tight, with underwriting requirements also remaining very onerous.

We think property values have bottomed, but the recovery will be multi-staged and gradual.  We expect property values to remain relatively stable in 2010, perhaps even increase, but there is a chance that interest rates may move higher, blunting any improvement in cap rates.  As the job market stabilizes and gradually gives way to job growth, improving commercial real estate demand fundamentals will set the stage for NOI growth in 2011-2012.

Because the Fund has a significant weighting in Dallas, it is important to review the health of the local Dallas economy as compared to the balance of the country.

The Dallas-Fort Worth economy has weathered the economic storm much better than most of the nation.  As of November 2009, Dallas had an unemployment rate of 7.9% compared to the national average of 10%.  Since Dallas has a relatively stable housing market, steady population growth, and job losses, which as a percentage of labor force are just half of the national average, the Dallas – Fort Worth market should hold up better on both fundamentals and performance metrics moving forward.  According to Moody’s economy.com, the local job market has already bottomed and is forecasted to add 60,000 jobs in 2010.

Tough real estate markets demand active asset management.  We have been aggressively managing the assets of the Fund and the results have been very favorable to the operations of the properties.  Let’s take a minute to discuss what we have been doing to preserve and protect the assets in this Fund.

A decision was made at the end of 2008 to bring the property management of all Fund office assets in Dallas-Fort Worth in-house for 2009, joining the office assets of the core office Behringer Harvard REIT as Behringer Harvard-managed properties. As a result of this decision, the operating expenses for the Dallas area properties in the portfolio were significantly reduced.

First, because of current staffing requirements for the office assets already managed by Behringer Harvard, we were able to share employee costs across the portfolio, bringing staffing costs down $151,800 from 2008 levels.  Second, we bundled all of the service and product needs like janitorial and landscaping across assets and across funds and aggressively bid out all of this work, resulting in a $365,900 reduction in operating expenses from the prior year.

In the case of the Palomar condominium tower, as you might appreciate, this is not the most favorable time to be selling luxury condominiums, and the debt service on the construction loan for those condos and homeowner association dues on unsold units represented a sizable and onerous carrying cost.  In response to this issue, we shifted our asset management strategy and established a leasing program in March of 2009, and in just a few calendar quarters have leased 87% of the 44 finished condo units at the Palomar, at an average rental of $3,000 per month.  As a result, we have successfully generated 70% of our 2008 carrying costs of $3.5 million, a savings of over $2.5 million on an annual basis.

We also re-doubled our efforts with the taxing authorities and challenged every assessed value of every single asset of the Fund. We will spend over $1.1 million less in real estate taxes in 2010 than we did in 2009, with three cases still pending for the potential for further property tax savings.

Even with credit tightening, our capital markets staff successfully negotiated the extension of both Palomar loans with two different lenders.  The condominium tower loan was extended through September of 2011 and the hotel loan was extended through 2012.  In addition, we also just restructured and extended the John Carpenter loan to the end of 2012, and the Telluride loan was restructured to change the loan covenants so that we can continue to fund construction.  We are really proud of the success we have had so far in managing our debt structure in this very challenging economy.  In total, we have restructured and extended approximately $108 million in principal balance of the Fund’s commitments, which comprises approximately 63% of the Fund’s loans (other than the loan provided by our sponsor).

The maturities remaining for 2010 are the construction loans for the Bretton Woods single family houses and the loan for the Landmark office building. Together these loans total $27 million, and we are working with each lender to extend these loans.  As we have previously mentioned in other communications, we are also negotiating with the lender at Plaza Skillman to restructure and modify that loan.

Before we close the call, I would like to address some questions that I know a number of you may have:

1.  Are the Short-Term investors going to get their principal back?

I just can’t really speculate on that.  As both Bob and I have said, we are working diligently to harvest value at the appropriate time for our investors, and we will continue to do so.

2.  What’s the timeframe for liquidating this Fund?

As we have previously disclosed, the Fund will not be liquidated in its original estimated timeframe, which would have been early 2010.  As we all know, that’s right around the corner, and as you probably have gathered, we don’t think it makes sense to liquidate the Fund in this economy.  As Bob and I have both said, we will be working to dispose of these assets when we think it makes sense for the Fund and its investors.

3.  When are you going to start the distribution again?

If we get the Fund to the point where we have sufficient NOI to support a distribution, while we could reinstitute a distribution, however, the more practical likelihood would be that these assets would be ripe for dispositions.  As such, rather than resume regular distributions, we would expect that with the return of better times there would be sales of assets and distributions of the proceeds of those sales.

Let me thank all of you again for taking the time to call and listen to this discussion of the Fund’s estimated valuation; we hope that it has been helpful.  If you have additional questions, please contact your internal wholesaler, and we will work to answer them.

This concludes our remarks.  Let me turn it over to the moderator for a few instructions regarding some housekeeping matters.

OPERATOR:

If you would like a copy of the PowerPoint presentation and script from today’s call, the Fund has filed it as an exhibit to its Current Report on Form 8-K with the Securities and Exchange Commission, which can be accessed on the website maintained for the Fund at www.behringerharvard.com or from the SEC’s website at www.sec.gov.  Access to the filing is free of charge.

Lastly, a playback of today’s call will be available on the password-protected portion of the Fund’s website.  The file will be titled “January 15, 2010 Conference Call Replay: Behringer Harvard Short-Term Opportunity Fund I LP Estimated Per Unit Valuation” and will be the last link on the left sidebar once you are logged in.  Please note that in order to view the link, you must log in using your DST Vision ID.  The recording will be posted as soon as possible and will be available until February 1, 2010.  For further information regarding the playback of this call, please contact a member of your wholesaling team at 866.655.3600.

Thank you for attending, and this call is now concluded.